Exhibit 5.1

March 19, 2015

Juno Therapeutics, Inc.

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Juno Therapeutics, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,973,449 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 3,617,054 shares of common stock to be issued under the 2014 Equity Incentive Plan (the “2014 Plan”) and (ii) 1,356,395 shares of common stock to be issued under the 2014 Employee Stock Purchase Plan (the “2014 ESPP,” together with the 2014 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.